CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Dual Directional Trigger Securities due 2014	$15,826,680	$1,813.74

PROSPECTUS Dated November 21, 2011	Pricing Supplement No. 154 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-178081
Dated November 21, 2011	Dated April 13, 2012
Rule 424(b)(2)
$15,826,680
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Dual Directional Trigger Securities due April 21, 2014
Based on the Performance of the Common Stock of Apple Inc.
Unlike ordinary debt securities, the Dual Directional Trigger Securities due April 21, 2014 Based on the Performance of the Common Stock of Apple Inc., which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash based upon the performance of the common stock of Apple Inc., which we refer to as Apple Stock.  At maturity, if Apple Stock has appreciated in value, you will receive the stated principal amount of your investment plus an amount based on the percent increase of Apple Stock, subject to a maximum payment at maturity.  If Apple Stock has depreciated in value but by no more than 25%, you will receive the stated principal amount of your investment plus a positive return equal to the absolute value of the percentage decline.  However, if Apple Stock has depreciated by more than 25%, you will be negatively exposed to the full amount of the percentage decline in Apple Stock and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. You may lose your entire initial investment in the securities.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and issue price of each security is $10.
•	We will not pay interest on the securities.
•	At maturity, you will receive for each $10 stated principal amount of securities that you hold:
º
If the final share price is greater than the initial share price: $10 + ($10 × share percent change), subject to a maximum payment at maturity of $15.50 per security (155% of the stated principal amount);

º	If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level:
$10 + ($10 × absolute share return); or
º	If the final share price is less than the trigger level: $10 × share performance factor.
This amount will be less than the stated principal amount of $10, and will represent a loss of at least 25%, and possibly all, of your investment.
•	The share percent change will be equal to (i) the final share price minus the initial share price, divided by (ii) the initial share price.
•	The absolute share return will be equal to the absolute value of the share percent change. For example, a -5% share percent change will result in an absolute share return of 5%.
•	The share performance factor will be equal to (i) the final share price divided by (ii) the initial share price.
•
The initial share price is $605.23, which is the closing price of one share of Apple Stock on April 13, 2012, the day we priced the securities for initial sale to the public, which we refer to as the pricing date.

•
The final share price will equal the closing price of one share of Apple Stock times the adjustment factor, each as of April 15, 2014, which we refer to as the valuation date.  The adjustment factor will be initially set at 1.0 and is subject to change upon certain corporate events affecting Apple Stock.

•	The trigger level is $453.9225, which is 75% of the initial share price.
•	Investing in the securities is not equivalent to investing in Apple Stock.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 61760T678. The ISIN number for the securities is US61760T6780.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

 PRICE $10 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Security	$10	$0.225	$9.775
Total	$15,826,680	$356,100.30	$15,470,579.70
>

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.225 for each security they sell. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i)  to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)    to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)    where no consideration is or will be given for the transfer; or

(3)    where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The return on the securities at maturity is based on the performance of the common stock of Apple Inc., which we refer to Apple Stock.

Each security costs $10
We, Morgan Stanley, are offering Dual Directional Trigger Securities due April 21, 2014, Based on the Performance of the Common Stock of Apple Inc., which we refer to as the securities.  The stated principal amount and issue price of each security is $10.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

No guaranteed return of principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.  If the final share price is less than the trigger level of $453.9225, which is 75% of the initial share price, we will pay to you an amount in cash per security that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the share price of Apple Stock.  This amount will be less than $7.50 per stated principal amount and, as there is no minimum payment at maturity on the securities, you could lose your entire investment.

Your return on the securities is limited by the maximum payment at maturity
The return investors realize on the securities is limited by the maximum payment at maturity of $15.50 per security (155% of the $10 stated principal amount).  Therefore, any increase in the final share price over the initial share price by more than 55% of the initial share price will not further increase the return on the securities.  See “Hypothetical Payouts on the Securities at Maturity” on PS-8.

Payment at maturity
At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash based upon the final share price, determined as follows:

•       If the final share price is greater than the initial share price, you will receive for each $10 stated principal amount of securities that you hold a payment at maturity equal to:

$10 + ($10 × share percent change),

subject to the maximum payment at maturity of $15.50 per security (155% of the $10 stated principal amount).

where,

share percent change	=	final share price − initial share price
initial share price

final share price = the closing price of one share of Apple Stock times the adjustment factor, each as of the valuation date,

initial share price = $605.23, which is the closing price of one share of Apple Stock on the pricing date

and

adjustment factor = 1.0, subject to change upon certain corporate events affecting Apple Stock.

•
If the final share price is less than or equal to the initial share price but greater than or equal to the trigger level, you will receive for each $10 stated principal amount of securities that you hold a payment at maturity equal to:

$10 + ($10 × absolute share return)

where,

trigger level = $453.9225, which is 75% of the initial share price absolute share return = the absolute value of the share percent change For example, a -5% share percent change will result in an absolute share return of 5%.

•	If the final share price is less than the trigger level, you will receive for each $10 stated principal amount of securities that you hold a payment at maturity equal to:

$10 × share performance factor

where,

share performance factor	=	final share price
initial share price

Because the share performance factor will be less than 0.75, this payment will be less than $7.50 per security.

On PS-8, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the closing price of Apple Stock.  The graph does not show every situation that may occur.

You can review the historical prices of Apple Stock for the period from January 1, 2009 through April 13, 2012 in the section of this pricing supplement called “Description of Securities—Historical Information.”  You cannot predict the future performance of Apple Stock based on its historical performance.

The securities may come to be based on the closing prices of the common stocks of companies other than Apple Inc.
Following certain corporate events relating to Apple Stock, such as a stock-for-stock merger where Apple Inc., which we refer to as Apple, is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to Apple.  Following certain other corporate events relating to Apple Stock, such as a merger event where holders of Apple Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Apple Stock, you will receive at maturity an amount based on the closing prices of the common stocks of three companies in the same industry group as Apple in lieu of, or in addition to, Apple Stock.  In the event of such a corporate event, the equity-linked nature of the securities would be significantly altered.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Description of Securities—Antidilution Adjustments.”  You should read this section in order to understand these and other adjustments that may be made to the securities.

The adjustment factor may be changed
During the life of the securities, our affiliate, Morgan Stanley & Co. LLC or its successors, which we refer to as MS & Co., acting as calculation agent, may make changes to the adjustment factor, initially set at 1.0, to reflect the occurrence of certain corporate events relating to Apple Stock.  You should read about these adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every event that could affect Apple Stock,” “Description of Securities—Adjustment Factor” and “—Antidilution Adjustments.”

You have no shareholder rights
Investing in the securities is not equivalent to investing in Apple Stock.  As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to Apple Stock.  In addition, you do not have the right to exchange your securities for Apple Stock at any time.

Postponement of maturity date
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

MS & Co. will be the calculation agent
We have appointed our affiliate, MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes.  As calculation agent, MS & Co. has determined the initial share price and the trigger level and will determine the final share price, the share percent change, the absolute share return, the share performance factor, the payment to you at maturity and whether a market disruption event has occurred.

MS & Co. will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-29.

No affiliation with Apple	Apple is not an affiliate of ours and is not involved with this offering in any way. The obligations represented by the securities are obligations of Morgan Stanley and not of Apple.

Where you can find more information on the securities
The securities are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011 and prospectus dated November 21, 2011.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in securities such as the these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities —United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following graph illustrates the payout on the securities at maturity for a range of hypothetical final share prices.

The graph is based on the following terms:

•	Stated Principal Amount: $10

•	Trigger Level: 75% of the initial share price

•	Maximum Payment at Maturity: $15.50 (155% of the Stated Principal Amount)

HOW THE SECURITIES WORK

Upside Scenario if Apple Stock Appreciates.  If the final share price is greater than the initial share price, the investor would receive the $10 stated principal amount plus 100% of the appreciation of Apple Stock over the term of the securities, subject to the maximum payment at maturity.  Under the terms of the securities, an investor will realize the maximum payment at maturity of $15.50 per security (155% of the stated principal amount) at a final share price of 155% of the initial share price.

o	If Apple Stock appreciates 10%, the investor would receive a 10% return, or $11 per security.

o	If Apple Stock appreciates 60%, the investor would only receive a 55% return, or $15.50 per security, due to the maximum payment at maturity.

Absolute Return Scenario. If the final share price is less than or equal to the initial share price and is greater than or equal to the trigger level of $453.9225, which is 75% of the initial share price, the investor would receive a 1% positive return on the securities for each 1% negative return on Apple Stock.

o	If Apple Stock depreciates 10%, the investor would receive a 10% return, or $11 per security.

Downside Scenario. If the final share price is less than the trigger level of $453.9225, which is 75% of the initial share price, the investor would receive an amount less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in Apple Stock.  This amount will be less than $7.50 per security.  There is no minimum payment at maturity on the securities.

o	If Apple Stock depreciates 30%, the investor would lose 30% of its principal and receive only $7 per security at maturity, or 70% of the stated principal amount.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the securities do not pay interest or guarantee any return of principal at maturity.  The return that investors realize on the securities is limited by the maximum payment at maturity.  Investing in the securities is not equivalent to investing in Apple Stock.  This section describes the most significant risks relating to the securities.  For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.

The securities do not pay interest or guarantee the return of any of your principal
The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and do not guarantee the return of any of the stated principal amount of the securities at maturity.  Instead, at maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash based upon the final share price.  If the final share price is less than the trigger level of $453.9225, which is 75% of the initial share price, the absolute return feature will no longer be available and the payout at maturity will be an amount in cash that is at least 25% less than the $10 stated principal amount of each security and this decrease will be by an amount proportionate to the full amount of the decline in the closing price of Apple Stock, without any buffer.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities. See “Hypothetical Payouts on the Securities at Maturity” on PS–8.

Your appreciation potential of the securities is limited
The appreciation potential of the securities is limited by the maximum payment at maturity of $15.50 per security, or 155% of the $10 stated principal amount.  As a result, you will not share in any appreciation of Apple Stock above 155% of the initial share price of Apple Stock.  Any increase in the final share price over the initial share price by more than 55% of the initial share price will not further increase the return on the securities.  See “Hypothetical Payouts on the Securities at Maturity” on PS–8.

The amount payable on the securities is not linked to the price of Apple Stock at any time other than the valuation date
The final share price will be based on the closing price of Apple Stock on the valuation date, subject to postponement for non-trading days and certain market disruption events.  Even if the price of Apple Stock appreciates prior to the valuation date but then drops on the valuation date to below 75% of the initial share price, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of Apple Stock prior to such drop.  Although the actual price of Apple Stock on the stated maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the closing price of Apple Stock on the valuation date.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

Market price of the securities may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the trading price of Apple Stock on any day will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

•	the volatility (frequency and magnitude of changes in price) of Apple Stock;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect Apple Stock or stock markets generally and which may affect Apple and the price of Apple Stock;

•	interest and yield rates in the market;

•	the dividend rate on Apple Stock, if any;

•	the time remaining until the securities mature;

•	the occurrence of certain events affecting Apple Stock that may or may not require an adjustment to the adjustment factor; and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the principal amount if the closing price of Apple Stock is at, below, or not sufficiently above the trigger level.

You cannot predict the future performance of Apple Stock based on its historical performance.  The price of Apple Stock may decrease below the trigger level so that you will receive at maturity an amount that is less than the stated principal amount of the securities by an amount that is proportionate to the full amount of the decrease in the price of Apple Stock.  In addition, there can be no assurance that the price of Apple Stock will not increase beyond 155% of the initial share price, in which case you will only receive the maximum payment at maturity.  You will no longer share in the performance of Apple Stock at prices above 155% of the initial share price.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Morgan Stanley is not affiliated with Apple
Apple is not an affiliate of ours and is not involved with this offering in any way.  Consequently, we have no ability to control the actions of Apple, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity.  Apple has no obligation to consider your interests as an investor in the securities in taking any corporate actions that might affect the value of your securities.  None of the money you pay for the securities will go to Apple.

Morgan Stanley may engage in business with or involving Apple without regard to your interests
We or our affiliates may presently or from time to time engage in business with Apple without regard to your interests, including extending loans to, or making equity investments in, Apple or its affiliates or subsidiaries or providing advisory services to Apple, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about Apple.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Apple Stock.  These research reports may or may not recommend that investors buy or hold Apple Stock.

You have no shareholder rights
Investing in the securities is not equivalent to investing in Apple Stock.  As an investor in the securities, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to Apple Stock.

The securities may come to be based on the closing prices of the common stocks of companies other than Apple
Following certain corporate events relating to Apple Stock, such as a merger event where holders of Apple Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Apple Stock, you will receive at maturity an amount based on the closing prices of the common stocks of three companies in the same industry group as Apple in lieu of, or in addition to, Apple Stock.  Following certain other corporate events, such as a stock-for-stock merger where Apple is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to Apple.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Description of Securities—Antidilution Adjustments.”  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the securities.

The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect Apple Stock
MS & Co., as calculation agent, will adjust the adjustment factor for certain corporate events affecting Apple Stock, such as stock splits and stock dividends, and for certain other corporate actions involving Apple Stock.  However, the calculation agent will not make an adjustment for every corporate event or every distributuion that could affect Apple Stock.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the securities.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MS & Co. has determined the initial share price and the trigger level and will determine the final share price, including whether the share price has decreased to or below the trigger level, and calculate the amount of cash you will receive at maturity, if any, and whether a market disruption event has occurred or any antidilution adjustment is required.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final share price

(and of any antidilution adjustments), may adversely affect the payout to you at maturity. See the section of this pricing supplement called “Description of Securities—Market Disruption Event.”

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and possibly to other instruments linked to Apple Stock), including trading in Apple Stock and in options contracts on Apple Stock, as well as in other instruments related to Apple Stock.  Some of our subsidiaries also trade Apple Stock and other financial instruments related to Apple Stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the day we priced the securities for initial sale to the public could have increased the initial share price and, therefore, increased the price at which Apple Stock must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of Apple Stock on the valuation date and, accordingly, the amount of cash you will receive at maturity.

The U.S. federal income tax consequences of an investment in the securities are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the security, the timing and character of income on the security might differ significantly from the tax treatment described in this pricing supplement.  Because the securities provide for the return of principal except where the final share price has declined below the trigger level, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not contain similar provisions.  The U.S. Treasury Department recently released proposed regulations under Section 871(m) of the Internal Revenue Code of 1986, as amended, which requires withholding (up to 30%, depending on whether an income tax treaty applies) on payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments are contingent upon or determined by reference to U.S.-source dividends.  While significant aspects of the application of these regulations to the securities are uncertain, if the proposed regulations were finalized in their current form, non-U.S. investors should be aware that payments or deemed payments made after December 31, 2012 on the securities, to the extent that they are treated, under the applicable Treasury regulations, as being contingent upon or adjusted to reflect any dividend paid with respect to the underlying stock, are likely to be subject to withholding.  If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts”

and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Securities” refers to each Stated Principal Amount of the Dual Directional Trigger Securities due April 21, 2014, Based on the Performance of the Common Stock of Apple Inc. (“Apple Stock”).  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$15,826,680

Pricing Date	April 13, 2012

Original Issue Date (Settlement Date)	April 20, 2012 (5 Business Days after the Pricing Date)

Maturity Date
April 21, 2014, provided that, if due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Valuation Date as postponed.  See “—Valuation Date” below.

Issue Price	$10 per Security

Stated Principal Amount	$10 per Security

Denominations	$10 and integral multiples thereof

CUSIP Number	61760T678

ISIN Number	US61760T6780

Interest Rate	None

Specified Currency	U.S. dollars

Payment at Maturity	At maturity, we will pay with respect to each $10 Stated Principal Amount of Securities an amount in cash equal to:

• if the Final Share Price is greater than the Initial Share Price, $10 + ($10 × Share Percent Change), subject to the Maximum Payment at Maturity;

• if the Final Share Price is less than or equal to the Initial Share Price but greater than or equal to the Trigger Level,
$10 + ($10 × Absolute Share Return); or

• if the Final Share Price is less than the Trigger Level:
$10 × Share Performance Factor.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to each $10 Stated Principal Amount of the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated

Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Maximum Payment at Maturity	$15.50 per Security (155% of the Stated Principal Amount)

Trigger Level	$453.9225, which is 75% of the Initial Share Price

Share Percent Change	A fraction, the numerator of which is the Final Share Price minus the Initial Share Price and the denominator of which is the Initial Share Price, as expressed by the following formula:

Share Percent Change	=	Final Share Price – Initial Share Price
Initial Share Price

Absolute Share Return	The absolute value of the Share Percent Change.

Share Performance Factor	A fraction, the numerator of which is the Final Share Price and the denominator of which is the Initial Share Price, as expressed by the following formula:

Share Performance Factor	=	Final Share Price
Initial Share Price

Initial Share Price	$605.23, which is equal to the Closing Price for one share of Apple Stock on the Pricing Date.

Closing Price
Subject to the provisions set out under “—Antidilution Adjustments” below, the Closing Price for one share of Apple Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

•
if Apple Stock (or any such other security) is listed on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which Apple Stock (or any such other security) is listed,

•	if Apple Stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or

•
if Apple Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If Apple Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of Apple Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to Apple Stock (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for Apple Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for Apple Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third-party dealers, the Closing Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto. See “—Alternate Exchange Calculation in Case of an Event of Default” and “—Antidilution Adjustments” below.

Final Share Price	The Closing Price of one share of Apple Stock times the Adjustment Factor, each as determined by the Calculation Agent on the Valuation Date.

Adjustment Factor	1.0, subject to adjustment in the event of certain corporate events affecting Apple Stock. See “—Antidilution Adjustments” below.

Valuation Date	April 15, 2014, subject to adjustment for non-Trading Days and Market Disruption Events, as described in the following paragraph.

If a Market Disruption Event occurs on the scheduled Valuation Date, or if such Valuation Date is not a Trading Day, the Final Share Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Final Share Price will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Valuation Date and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Final Share Price as the mean, as determined by the Calculation Agent, of the bid prices for Apple Stock for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price on such date shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith), taking into account any information that it deems relevant.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co. and its successors

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Price, the Trigger Level, the Final Share Price, the Share Performance Factor, the Absolute Share Return, the Share Percent Change, the Payment at Maturity, whether to make any adjustments to the Adjustment Factor or whether a Market Disruption Event has occurred.  See “—Alternate Exchange Calculation in Case of an Event of Default,” “—Market Disruption Event” and “—Antidilution Adjustments.”  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to Apple Stock:

(i)    the occurrence or existence of a suspension, absence or material limitation of trading of Apple Stock on the primary market for Apple Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Apple Stock as a result of which the reported trading prices for Apple Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to Apple Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii)    a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on Apple Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Apple Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Apple Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Antidilution Adjustments	The Adjustment Factor will be adjusted as follows:

1.    If Apple Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Apple Stock.

2.    If Apple Stock is subject (i) to a stock dividend (issuance of additional shares of Apple Stock) that is given ratably to all holders of shares of Apple Stock or (ii) to a distribution of Apple Stock as a result of the triggering of any provision of the corporate charter of Apple Inc. (“Apple”), then once the dividend has become effective and Apple Stock is trading ex-dividend, the Adjustment Factor will be adjusted so that the new Adjustment Factor shall equal the prior Adjustment Factor plus the product of (i) the number of shares issued with respect to one share of Apple Stock and (ii) the prior Adjustment Factor.

3.    If Apple issues rights or warrants to all holders of Apple Stock to subscribe for or purchase Apple Stock at an exercise price per share less than the closing price of Apple Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Securities, then the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and a fraction, the numerator of which shall be the number of shares of Apple Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Apple Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Apple Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Apple Stock which the aggregate offering price of the total number of shares of Apple Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing price.

4.    There will be no adjustments to the Adjustment Factor to reflect cash dividends or other distributions paid with respect to Apple Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends.  A cash dividend or other distribution  with respect to Apple Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for Apple Stock by an amount equal to at least 10% of the closing price of Apple Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in Apple Stock on the primary U.S. organized securities exchange or trading system on which Apple Stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such closing price, the “Base Closing Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to Apple Stock, the Adjustment Factor with respect to Apple Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then current Adjustment Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount. If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Adjustment Factor, the amount payable at maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause (c)(ii) of paragraph 5 below. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for Apple Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Apple Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on Apple Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below shall cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5.    Any of the following shall constitute a “Reorganization Event”:  (i) Apple Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by Apple, (ii) Apple has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) Apple completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) Apple is liquidated, (v) Apple issues to all of its shareholders equity securities of an issuer other than Apple (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spinoff stock”) or (vi) Apple Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of Apple Stock receive any equity security listed on a national securities exchange or traded on NASDAQ (a “Marketable Security”), other securities or other property, assets or cash (collectively “Exchange Property”), the amount payable at maturity with respect to the stated principal amount of each Security following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) and any required adjustment to the Adjustment Factor will be determined in accordance with the following:

(a)    if Apple Stock continues to be outstanding, Apple Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Adjustment Factor in effect on the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b)    for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for Apple Stock, the number of shares of the New Stock received with respect to one share of Apple Stock multiplied by the Adjustment Factor for Apple Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Exchange Ratio”), as adjusted to the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i)    if the combined value of the amount of Non-Stock Exchange Property received per share of Apple Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of Apple Stock is less than 25% of the Closing Price of Apple Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, a number of shares of Apple Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of Apple Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for Apple Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of Apple Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Adjustment Factor in subparagraph (a) above and/or the New Stock Adjustment Factor in subparagraph (b) above, as applicable, or

(ii)    if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of Apple Stock on the Trading Day immediately prior to the effective date relating to such Reorganization Event or, if Apple Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), an initially equal-dollar weighted basket of three Reference Basket Stocks (as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for Apple Stock on the Trading Day immediately prior to the effective date of such Reorganization Event.  The “Reference Basket Stocks” will be the three stocks with the largest market capitalization among the stocks that then constitute the S&P 500 Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as Apple; provided, however, that a Reference Basket Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the Securities with respect to such stock (a “Hedging Restriction”); provided further that if three Reference Basket Stocks cannot be identified from the S&P 500 Index by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for Apple  Each Reference Basket Stock will be assigned a Basket Stock Adjustment Factor equal to the number of shares of such Reference Basket Stock with a Closing Price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value, (b) the Adjustment Factor in effect for Apple Stock on the Trading Day immediately prior to the effective date of such Reorganization Event and (c) 0.3333333.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the Final Share Price used to calculate the amount payable at maturity with respect to the Stated Principal Amount of each Security will be the sum of:

(x) if applicable, the Closing Price of Apple Stock times the Adjustment Factor then in effect; and

(y) if applicable, for each New Stock, the Closing Price of such New Stock times the New Stock Adjustment Factor then in effect for such New Stock; and

(z) if applicable, for each Reference Basket Stock, the Closing Price for such Reference Basket Stock times the Basket Stock Adjustment Factor then in effect for such Reference Basket Stock.

In each case, the applicable Adjustment Factor (including for this purpose, any New Stock Adjustment Factor or Basket Stock Adjustment Factor) will be determined by the Calculation Agent on the Valuation Date.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or the occurrence of any Reorganization Event referred to in paragraph 5 above, (i) references to “Apple Stock” under “—Closing Price” and “—Market Disruption Event” shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to “Apple Stock” shall be deemed to refer to the Exchange Property upon whose value the Payment at Maturity is thereafter based and references to a “share” or “shares” of Apple Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires.  The New Stock Adjustment Factor(s) or Basket Stock Adjustment Factors resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Reference Basket Event occurs, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the occurrence of such Reference Basket Event and of the three Reference Basket Stocks selected as promptly as possible and in no event later than five Business Days after the date of the Reference Basket Event.

No adjustment to any Adjustment Factor (including for this purpose, any New Stock Adjustment Factor or Basket Stock Adjustment Factor) will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. Adjustments to the Adjustment Factors will be made up to the close of business on the Valuation Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the closing price of Apple Stock, including, without limitation, a partial tender or exchange offer for Apple Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor, any New Stock Adjustment Factor or Basket Stock Adjustment Factor or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor, or to the method of calculating the amount payable at maturity of the Securities made pursuant to paragraph 5 above, upon written request by any investor in the Securities.

Alternate Exchange Calculation
in Case of an Event of Default
In case an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities  shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity calculated as if the product of the Closing Price of Apple Stock as of the date of such acceleration and the Adjustment Factor as of such date were the Final Share Price.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Apple Stock; Public Information
Apple Inc. designs, manufactures and markets personal computers, portable digital music players and mobile communication devices and sells a variety of related software, services, peripherals and networking solutions.  Apple Stock is registered under the Exchange Act.  Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”).  Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C.

20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by Apple Inc. pursuant to the Exchange Act can be located by reference to Commission file number 000-10030. In addition, information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to Apple Stock or other securities of Apple.  We have derived all disclosures contained in this pricing supplement regarding Apple from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Apple in connection with the offering of the Securities.  Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Apple is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Apple Stock (and therefore the price of Apple Stock at the time we priced the Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Apple could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of Apple Stock.

We and/or our affiliates may presently or from time to time engage in business with Apple, including extending loans to, or making equity investments in, Apple or providing advisory services to Apple, including merger and acquisition advisory services.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to Apple, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to Apple, and the reports may or may not recommend that investors buy or hold Apple Stock.  As a prospective purchaser of the Securities, you should undertake an independent investigation of Apple as in your judgment is appropriate to make an informed decision with respect to an investment in Apple Stock.

Historical Information
The following table sets forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, of Apple Stock for each quarter in the period from January 1, 2009 through April 13, 2012.  The Closing Price on April 13, 2012 was $605.23.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical prices of Apple Stock should not be taken as an indication of future performance, and no assurance can be given as to the price of Apple Stock on the Valuation Date.  The price of Apple Stock may decrease below the Trigger Level so that you will receive a Payment at Maturity that is less than the stated principal amount of the Securities.  In addition, you will not share in increases in the Final Share Price above 155% of the Initial Share Price because of the Maximum Payment at Maturity.  Because your return is linked to the price of Apple Stock on the Valuation Date, there is no guaranteed return of any of the principal.

If the Final Share Price is less than the Trigger Level, you will lose money on your investment.

Apple Inc.
Historical High, Low and Period End Closing Prices
January 1, 2009 through April 13, 2012

	High ($)	Low ($)	Period End ($)
2009
First Quarter	109.87	78.20	105.12
Second Quarter	144.67	108.69	142.43
Third Quarter	186.15	135.40	185.37
Fourth Quarter	211.64	180.76	210.86
2010
First Quarter	235.83	192.00	234.93
Second Quarter	274.16	235.86	251.53
Third Quarter	292.46	240.16	283.75
Fourth Quarter	325.47	278.64	322.56
2011
First Quarter	363.13	326.72	348.45
Second Quarter	353.10	315.32	335.67
Third Quarter	413.45	343.23	381.18
Fourth Quarter	422.24	363.50	405.00
2012
First Quarter	617.62	411.23	599.47
Second Quarter (through April 13, 2012)	636.23	605.23	605.23

The following graph shows the daily Closing Prices of Apple Stock from January 1, 2009 through April 13, 2012.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.  The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Valuation Date.

Historical Daily Closing Prices of Apple Inc.
January 1, 2009 through April 13, 2012

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The Issue Price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we priced the Securities for initial sale to the public, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in Apple Stock and in options contracts on Apple Stock.  Such purchase activity could have increased the price of Apple Stock, and therefore effectively increased the price at which Apple Stock must close so that you will not suffer a loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling Apple Stock, options contracts relating to Apple Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activity will not affect the price of Apple Stock and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may distribute the Securities through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent a fixed sales commission of $0.225 for each Security they sell.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on April 20, 2012, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities on the date of pricing or on or prior to the third business day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or Apple Stock in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from

Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where Securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 275 except:

(1)    to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November

21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction, and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many plans, the Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity and is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any plan or plan subject to Similar Law in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.

This discussion applies only to initial investors in the Securities who:

•    purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

In addition, we will not attempt to ascertain whether Apple is treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If Apple were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or settlement of the Securities.  If you are a Non-U.S. Holder, you should refer to information filed with the Securities and Exchange Commission or another governmental authority by Apple and consult your tax adviser regarding the possible consequences to you if Apple is or becomes a USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or courts will agree with the treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon sale, exchange or settlement of a Security should be long-term capital gain or loss if the U.S. Holder has held the Security for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  The IRS could, for instance, seek to treat a Security as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  Because the Securities provide for the return of principal except where the final share price has declined below the trigger level, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not contain similar provisions.

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of its issuance.

Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of a Security would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative U.S. federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  It is possible, for example, that a Security could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue OID as income on a current basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•    a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of a Security

As discussed above in “General,” a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes and the discussion herein assumes such treatment except where specifically noted.

Subject to the discussion on backup withholding and the possible application of Sections 871(m) and 897 of the Code, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
• the certification requirement described below has been satisfied with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and the possible application of Section 871(m) of the Code, as described below).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Possible Application of Section 871(m) of the Code

The U.S. Treasury Department recently released proposed regulations under Section 871(m) of the Code, which requires withholding (up to 30%, depending on whether an income tax treaty applies) on payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments are contingent upon or determined by reference to U.S.-source dividends.  While significant aspects of the application of these regulations to the Securities are uncertain, if the proposed regulations were finalized in their current form, non-U.S. investors should be aware that payments or deemed payments made after December 31, 2012 on the Securities, to the extent that they are treated, under the applicable Treasury regulations, as being contingent upon or adjusted to reflect any dividend paid with respect to the underlying stock, are likely to be subject to withholding.  If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S.

federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Security” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.